     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 1997
                                                       Registration No. 33-xxxxx

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ---------------------------
                           AMERAC ENERGY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                               75-2181442
         (STATE OR OTHER JURISDICTION                  (I.R.S. EMPLOYER
       OF INCORPORATION OR ORGANIZATION)              IDENTIFICATION NO.)


                          1201 LOUISIANA, SUITE 3350
                             HOUSTON, TEXAS 77002
                                (713) 308-5250
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            -----------------------
                              RICHARD B. HALLETT
             VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                           AMERAC ENERGY CORPORATION
                          1201 LOUISIANA, SUITE 3350
                              HOUSTON, TX  77002
                                (713) 308-5250
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            -----------------------
                         COPIES OF CORRESPONDENCE TO:
                            CANTEY & HANGER, L.L.P.
                         801 CHERRY STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                                (817) 877-2883
                            ATTN: DEAN A. TETIRICK
                           ------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after this Registration Statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [ ]

If any of the securities being registered on this Form are to be offered  on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following
                                    box. [x]


                                                CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
   Title of Each Class of         Amount to           Proposed Maximum            Proposed Maximum         Amount of
Securities to be Registered     be Registered    Offering Price per Share(1)  Aggregate Offering Price  Registration Fee
---------------------------------------------------------------------------------------------------------------------------
 Common Stock
   $0.05 Par Value (1)         1,677,459 shares              $6.25                  $10,484,118              $3,177

Common Stock
   $0.05 Par Value (2)           154,175 shares              $5.76                  $   888,048              $  270

________________________________

(1) Outstanding shares to be sold from time to time by selling shareholders; proposed offering price estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of $6.25 on the American Stock Exchange on April 3, 1997.

(2) Shares that may be issued upon the exercise of warrants expiring November 18, 1999 and that may thereafter be resold from time to time by selling shareholders; proposed offering price estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) on the basis of the exercise price of the warrants. The Registration Statement also covers such additional shares and other securities as may be issuable upon exercise of the warrants as a result of the antidilution provisions thereof.

     The Registrant hereby further amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
-----------

                   SUBJECT TO COMPLETION DATED APRIL 4, 1997


                           AMERAC ENERGY CORPORATION
                        1,831,634 SHARES OF COMMON STOCK


     This Prospectus relates to (i) 1,677,459 shares of Amerac Energy Corporation (the "Company") common stock, $0.05 par value ("Common Stock"), that may be offered from time to time by the holders thereof ("Selling Shareholders"), and (ii) 154,175 shares of Common Stock that may be issued under warrants presently exercisable for $5.76 per share and expiring November 18, 1999 ("Warrants") issued in connection with a private placement of Common Stock by the Company in November 1996 and pursuant to an Exploitation Agreement dated effective as of January 1, 1997 and that may thereafter be sold by the holders thereof. The Company will receive proceeds from the issuance of Common Stock upon exercise of the Warrants, but no part of the proceeds of sales of Common Stock sold by the holders thereof. See "Selling Shareholders." The expenses incurred in connection with this offering are expected to be approximately $54,000 and will be paid by the Company, other than commissions and discounts of underwriters, dealers or agents, which will be paid by the Selling Shareholders.

     The Selling Shareholders may sell all or a portion of the shares of Common Stock offered by this Prospectus from time to time (i) on the American Stock Exchange or the Boston Stock Exchange at prices prevailing at the time of sale,
(ii) otherwise than on the American Stock Exchange or the Boston Stock Exchange at market prices prevailing at the time of sale or at negotiated prices, or
(iii) by a combination of the foregoing methods. In addition, a Selling Shareholder may deliver shares of Common Stock offered by this Prospectus from time to time to cover short sales made by such Selling Shareholder. The Warrants have not been and are not being registered for resale and will not be listed on or sold through the American Stock Exchange or the Boston Stock Exchange. The Selling Shareholders and any broker, dealer or other agent executing sell orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event commissions received by the broker, dealer or agent may be deemed to be underwriting commissions under such act.

     The Common Stock currently trades on the American Stock Exchange and the Boston Stock Exchange under the symbol "AMC". On April 3, 1997, the last reported sale price of the Common Stock on the American Stock Exchange was $6.25.

     SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                             ----------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                 ---------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 4, 1997

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information pertaining to the securities offered hereby. Reference is made to the Registration Statement, including the exhibits filed as part thereof, and each statement contained herein is qualified in its entirety by such reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Commission. The reports, proxy and information statements, the Registration Statement and exhibits thereto, and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the Commission located at 13th floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 at prescribed rates. In addition, copies of the material can be obtained from the Web site maintained by the Commission at http://www.sec.gov. The Company's Common Stock is listed on the American Stock Exchange and the Boston Stock Exchange under the symbol "AMC". The reports, proxy statements and other information referred to above may also be inspected at the American Stock Exchange, 86 Trinity Place, New York, New York 10006 and at the Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02108.

     The Company furnishes its stockholders with annual reports containing financial statements audited by its independent auditors and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents heretofore filed by the Company with the Commission:

     (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996; and

     (b) The description of the Common Stock set forth in the registration statement on Form 8-A, filed with the Commission on February 27, 1997, including any amendment or report filed for the purpose of updating the description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering herein described shall be deemed to be incorporated by reference into this Prospectus.

     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus or any other subsequently filed document that is also incorporated by reference herein or in any accompanying prospectus supplement, if any, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Requests should be directed to Mr. Richard B. Hallett, Vice President, Chief Financial Officer and Secretary, Amerac Energy Corporation, 1201 Louisiana, Suite 3350, Houston, Texas 77002.

                                 RISK FACTORS

     Prospective purchasers of the Common Stock should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus.

     VOLATILITY OF OIL AND GAS PRICES. The Company's revenue and profitability are substantially dependent upon prevailing prices for oil, gas and natural gas liquids, which are dependent upon numerous external factors such as various economic, political and regulatory developments and competition from other sources of energy. The volatile nature of the energy markets makes it particularly difficult to estimate future prices of oil and natural gas. Prices of oil and natural gas are subject to wide fluctuations and there can be no assurance that decreases in such prices will not occur. A substantial decline in oil and natural gas prices could have a material adverse effect on the Company's financial position and results of operations.

     UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES. Estimating quantities of reserves and future net cash flows is not an exact science. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Reserve reports rely upon various assumptions, including those prescribed by the Commission, such as future oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir. As a result, any such estimate is inherently an imprecise estimation of reserve quantities and estimated future net revenue therefrom. Actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves will vary from those assumed in the estimate. Any significant variance from the assumptions could materially affect the quantity and value of the Company's reserves as compared to the estimates set forth in reserve reports. In addition, these reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors.

     NEED FOR ACQUISITION AND DEVELOPMENT OF ADDITIONAL RESERVES. The Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. There can be no assurance that the Company will be able to find, acquire or develop such properties or develop additional reserves. Except to the extent that the Company acquires additional properties containing proved reserves or conducts successful development and exploitation activities on properties it currently owns, the Company's proved reserves will decline. The Company considers oil and gas property acquisitions of various sizes. Some of the acquisitions are of substantial size relative to the Company's current asset base. The terms of any future acquisition may involve issuance of a significant number of shares of the Common Stock as well as cash. Under the rules and regulations of the American Stock Exchange, any transaction that would require the issuance of more than twenty percent of the outstanding shares of Common Stock at the time the transaction occurs would require the Company to obtain shareholder approval to effectuate the transaction.

     ACQUISITION, PRODUCTION AND DEVELOPMENT RISKS. The acquisition and exploitation of producing oil and gas properties has been the key element of the Company's success and the Company will continue to seek acquisitions in the future. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In addition, there can be no assurance that the oil or gas properties in which the Company holds an interest will yield the volumes estimated to be producible in the Reserve Reports. The Company's operations may be curtailed, delayed or canceled as a result of the lack of adequate capital resources and other factors, some of which are not within the Company's control, such as weather conditions, compliance with governmental requirements or price controls, mechanical difficulties and shortages or delays in the delivery of equipment. The Company's properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. Drilling activities are also subject to numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered. The cost of drilling, completing and operating wells may exceed initial estimates.

     COMPETITION. The Company operates in a highly competitive environment. The Company competes with major and independent oil and gas companies for the acquisition of oil and gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than those of the Company.

     OPERATING HAZARDS. The oil and gas business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases. The occurrence of any of the preceding events could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In addition to the foregoing, the Company's offshore operations are subject to the additional hazards of marine operations, such as capsizing, collision and adverse weather and sea conditions. In accordance with customary industry practice, the Company has maintained insurance against some, but not all, of the risks described above. There can be no assurance that any insurance obtained by the Company will be adequate to cover any losses or liabilities. The Company cannot predict the continued availability of insurance or the availability of insurance at premium levels that justify its purchase.

     NEED FOR ADDITIONAL CAPITAL RESOURCES. The Company has in the past experienced working capital deficits. While management believes that the Company's current working capital is sufficient to allow the Company to continue to implement its present business strategy, additional capital resources will be required in the future to fund the Company's growth.

     COMPLIANCE WITH GOVERNMENTAL REGULATIONS. Oil and gas operations are subject to various federal, state and local governmental regulations which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment.

These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management. To date, expenditures related to compliance with these laws have not been significant. The Company believes, however, the trend of more expansive and stricter environmental legislation and regulations will continue and such legislation may result in additional costs to the Company in the future. Amendments to the Resource Conservation and Recovery Act to regulate further the handling, transportation, storage and disposal of oil and gas exploration and production wastes have been considered by Congress and may be adopted. Such legislation, if enacted, could have a significant adverse impact on the Company's operating costs.

     EFFECTS OF SHARES ELIGIBLE FOR FUTURE SALE. The future sale of a substantial number of shares of Common Stock in the public market subsequent to the date of this Prospectus could adversely affect the market price for the Common Stock. The shares of Common Stock held by the Selling Shareholders will be immediately eligible for resale in the public market without restriction, except to the extent acquired by an affiliate of the Company.

     SHORT LIFE EXPECTANCY OF OFFSHORE PROPERTY. Approximately 46% of the Company's 1996 gross revenue was generated from its one offshore property. This property, based on current engineering analysis, has a life expectancy of less than 1.5 years. In December 1996, this property began to produce water and it is anticipated that the primary well on the property will deplete in 1997. Should the second of the two wells on this property deplete, and if no additional drilling takes place, the Company estimates that its share of the cost of plugging the existing well and abandoning the offshore platform could be as much as $600,000. The Company will need to replace the revenue from this property by exploration or acquisitions of producing properties in order to maintain its revenues and earnings. There is no assurance that such an acquisition or series of acquisitions will occur.

                                  THE COMPANY

     The Company is engaged in the acquisition, development and enhancement of and exploration for oil and gas in the United States. Since mid 1994 the Company has been focused on growth through acquisitions and exploitation and has grown its asset base substantially. In 1996, the Company eliminated its preferred stock and raised additional capital through private placements.


                  RECENT DEVELOPMENTS AFFECTING COMMON STOCK

FREMONT ACQUISITION
-------------------

     Effective January 1, 1996, the Company acquired all of the issued and outstanding capital stock of Fremont Energy Corporation ("Fremont"), an Oklahoma-based oil and gas company, for $7 million paid in cash and 219,554 shares (adjusted for the Reverse Split, as defined below) of Common Stock (the "Fremont Acquisition"). Fremont has 131 wells located predominately in central Oklahoma and Kansas concentrated in three major fields. Fremont's estimated net proved reserves at December 31, 1995, totaled approximately
13.4 billion cubic feet equivalent determined on an SEC basis ("BCFE").

SNYDER OIL COMPANY PURCHASE AND CONVERSION OF PREFERRED STOCK
-------------------------------------------------------------

     In early 1996, certain investors, who had no prior affiliation with the Company, purchased from Snyder Oil Company ("SOCO") approximately 20% of the then outstanding $4.00 Senior Preferred Stock ("Preferred Stock") of the Company and 70,818 shares (adjusted for the Reverse Split) of Common Stock (the "Snyder Oil Share Acquisition"). Such investors entered into an agreement with the Company, prior to their acquisition of the Preferred Stock, to vote in favor of an amendment to the Company's Certificate of Incorporation providing for the conversion of the Preferred Stock to Common Stock should management of the Company decide to proceed with such a transaction. The interest of such individuals in achieving the most favorable exchange ratio possible was aligned with the interests of all holders of the Preferred Stock. Management was interested in converting the outstanding Preferred Stock into Common Stock and eliminating the Preferred Stock for reasons set forth in the Company's proxy statement for its meeting of shareholders held on July 11, 1996. Conversion of the Preferred Stock to Common Stock by amendment to the Company's Certificate of Incorporation was approved by the Company's shareholders on July 11, 1996, resulting in Common Stock becoming the only outstanding capital stock of the Company. In respect of such conversion, the Company issued approximately 1,121,000 shares (adjusted for the Reverse Split) of Common Stock increasing the total outstanding shares of Common Stock to approximately 2,825,000 shares (adjusted for the Reverse Split). None of the unaffiliated third parties who acquired the Preferred Stock and Common Stock from SOCO held or currently hold more than 5% of the Common Stock and there are no affiliations between the unaffiliated third parties and SOCO.

FIRST PRIVATE SALE
------------------

     In June 1996, the Company completed a private sale (the "First Private Sale") of 72,333 shares (adjusted for the Reverse Split) of Common Stock at an average price of approximately $5.10 per share (adjusted for the Reverse Split).

SECOND PRIVATE SALE
-------------------

     On November 18, 1996, the Company completed a private sale (the "Second Private Sale") of 1,041,722 shares (adjusted for the Reverse Split) of Common Stock at a price of $4.80 per share (adjusted for the Reverse Split). The private sale also included Warrants to purchase 104,175 additional shares (adjusted for the Reverse Split) of Common Stock. Each purchaser received the right, through Warrants, to purchase one share of Common Stock for every ten shares of Common Stock purchased in the private sale at an exercise price of $5.76 per share (adjusted for the Reverse Split) at any time on or before November 18, 1999.

REVERSE SPLIT
-------------

     On November 20, 1996, the shareholders of the Company approved a one for fifteen reverse stock split (the "Reverse Split") and a change in the authorized shares of Common Stock from 100 million shares to 20 million shares. All Common Stock share and price information appearing in this Prospectus has been adjusted to reflect the Reverse Split.

HICKMAN LEASEHOLD ACQUISITION
-----------------------------

     In December 1996, the Company acquired certain leasehold rights in approximately 691.01 net leasehold acres located within its Hickman Prospect from certain individuals for $41,460.60 in cash and 1,885 shares of Common Stock (the "Hickman Leasehold Acquisition").

EXPLOITATION AGREEMENT
----------------------

     The Company has entered into an Exploitation Agreement (herein so called) with a group of investors to participate with the Company in a program of three dimensional seismic evaluation, lease acquisition, exploration, drilling and development operations in certain properties in a defined area on the Eastern Shelf of the Permian Basin. The group is to invest initially up to $1.2 million for 50% of the Company's interest in these properties. After payout, the Company will receive a reversionary interest of 20% on the first ten prospects and 10% on the next ten prospects. The Company will also receive reimbursement of a portion of its related general and administrative costs. For each $1,000 invested in this project by an investor, the investor will receive the right to purchase, through Warrants, 41.667 shares of Common Stock. The Warrants will expire on November 18, 1999 and will be exercisable at a price of $5.76 per share. Such price included a premium over the price of the underlying Common Stock at the time the Warrants were priced.

                           OTHER RECENT DEVELOPMENTS
                           -------------------------

     On December 6, 1996, Mr. Walter C. Wilson joined the Board of Directors. Mr. Wilson, a recently retired General Agent for Massachusetts Mutual Life Insurance Company in Houston, Texas, is a director of Chesapeake Energy Corporation, an Oklahoma City based oil and gas exploration company, and Earth Satellite Corporation, a Rockville, Maryland based satellite remote sensing company.

                          DESCRIPTION OF COMMON STOCK

     The Common Stock is currently traded on the American Stock Exchange and the Boston Stock Exchange. There are presently 20,000,000 shares of Common Stock, $0.05 par value, authorized. As of December 31, 1996, there were 3,883,588 shares issued and outstanding.

     Each share of Common Stock entitles the holder thereof to one vote on all matters on which holders are permitted to vote. No shareholder has any preemptive right or other similar rights to purchase or subscribe for any additional securities issued by the Company, and no shareholder has any right to convert Common Stock into other securities. All outstanding Common Stock issued is fully paid and nonassessable. No shares are subject to redemption or to any sinking fund provisions.

     The holders of shares of Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefore and, upon liquidation, to a pro rata share in any distribution to shareholders. The Company does not anticipate declaring or paying any cash dividend in the foreseeable future.

                            DESCRIPTION OF WARRANTS

     The Warrants have been or are to be issued in registered form under separate Warrant Agreements (individually "Warrant Agreement" and collectively "Warrant Agreements") between the Company and a Warrant Agent, herein so called. Warrants to acquire a total of 104,175 shares of Common Stock were issued in connection with a private placement of Common Stock by the Company in November 1996. See "Recent Developments; Second Private Placement." Warrants to acquire an additional 50,000 shares of Common Stock are expected to be issued in connection with the Exploitation Agreement. See "Recent Developments; Exploitation Agreement."

     The statements under this caption are summaries and do not purport to be complete and are subject to, and are qualified in their entirety by reference to all the provisions of the Warrants and the Warrant Agreements, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Warrant Agreements are referred to, such provisions and defined terms are incorporated herein by reference. Copies of the Warrant Agreements are available upon written request to: Amerac Energy Corporation, 1201 Louisiana, Suite 3350, Houston, Texas 77002, Attention: Richard B. Hallett, Vice President, Chief Financial Officer and Secretary.

RIGHTS TO PURCHASE COMMON STOCK
-------------------------------

     Each Warrant entitles the registered holder ("Warrant Holder") to purchase a designated number of shares of Common Stock at an exercise price of $5.76 per share, subject to adjustment (the "Warrant Price"), at any time after issuance up to and including 5:00 p.m. New York City time, November 18, 1999, in accordance with the terms of the Warrants and the applicable Warrant Agreement.

ADJUSTMENTS
-----------

     The Warrant Price and the number of shares of Common Stock purchasable upon the exercise of each Warrant are subject to adjustment in certain events, including (a) the payment of certain dividends or distributions in shares of Common Stock to holders of Common Stock and (b) certain combinations, subdivisions or reclassifications of Common Stock. In addition, if shares of any class of capital stock of the Company (other than Common Stock) are issued by way of a stock dividend, each Warrant Holder shall be entitled to receive, upon exercise of a Warrant, as nearly as practicable, the same number of shares of dividend stock which the Warrant Holder would have been entitled to receive had the Warrant Holder's Warrant been exercised immediately prior to such stock dividend.

MODIFICATION OF THE WARRANT AGREEMENTS
--------------------------------------

     Each Warrant Agreement contains a provision permitting the Company and the Warrant Agent, without the consent or concurrence of any Warrant Holder to supplement or amend the Warrant Agreement in order to cure any ambiguity or to correct or supplement any provision that may be defective or inconsistent with any other provision.

OTHER MATTERS
-------------

     Except as set forth above, Warrant Holders are not entitled, by virtue of their status as such, to any dividend, voting or other rights as shareholders of the Company.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares of the Common Stock or the Warrants by the Selling Shareholders. The Company will receive the exercise price of the Warrants if and when exercised. See "Selling Shareholders."

                                   DILUTION

     The interest in the Company of each holder of the Common Stock will be diluted to the extent that the Warrants are exercised. Assuming all of the Warrants are exercised, a total of 154,175 shares of Common Stock will be issued by the Company. Based upon the total of 3,883,588 shares of Common Stock issued and outstanding on December 31, 1996, shares issuable upon exercise of the Warrants will represent approximately four percent of the issued and outstanding shares of Common Stock following issuance of such shares. On April 3, 1997, the Warrant Price was $.49 below the last sale price of the Common Stock on the American Stock Exchange.


                             SELLING SHAREHOLDERS

     Certain of the Selling Shareholders are officers, directors or service providers of the Company who acquired an aggregate of 45,593 shares of the Common Stock as compensation for services. Such Selling Shareholders also hold (or will hold) an additional 108,333 shares of the Common Stock and, in certain cases, Warrants to acquire a total of 16,125 shares of Common Stock, which were (or are to be) acquired in the Second Private Sale or under the Exploitation Agreement. See "Recent Developments." The remainder of the Selling Shareholders acquired shares of the Common Stock and, in certain cases, the Warrants in connection with acquisitions of properties or leasehold rights by the Company, or in private placements by the Company, or through negotiated purchases of the Company's securities from affiliates of the Company. See "Recent Developments." The chart below sets out or summarizes the names of the Selling Shareholders, their relationships to the Company, in the case of officers, directors and service providers, and the manner of acquisition by the Selling Shareholders of the Common Stock or the Warrants which are the subject of this offering. The Warrants all are exercisable at $5.76 per share and expire on November 18, 1999. To the best of the Company's knowledge, based on filings with the Commission, none of the Selling Shareholders currently owns 5% or greater of the outstanding shares of the Common Stock. All shares below have been restated to reflect the Reverse Split. See "Recent Developments".

                                                                 -                                      SHARES OF COMMON
                                                                                SHARES OF COMMON          STOCK TO BE
                                        RELATIONSHIP                              STOCK BEING             ACQUIRED ON
                                        ------------                               REGISTERED             EXERCISE OF
                                                                                   ----------               WARRANTS
                                                                                                            --------
                  NAME
                  ----
OFFICERS, DIRECTORS AND
-----------------------
SERVICE PROVIDERS
-----------------

Michael Harvey                            Director              (1)                  4,955
William P. Nicoletti                      Director              (2)                 13,612                      583
The Chase Manhattan Bank as Trustee for                         (2)                 20,833                    2,083
William P. Nicoletti:  IRA rollover
Kenneth R. Peak                           Director              (3)                  4,956
Jeffrey B. Robinson                       Director and CEO      (4)                 35,269                    2,667
Walter C. Wilson                          Director              (5)                 52,575                   10,542
Petroleum Financial, Inc.                 Service Provider      (6)                  7,556
Richard J. Savoie                         Vice President        (7)                  5,188                      250
Nicoletti & Company Inc.                  Service Provider      (8)                  8,982

FREMONT ACQUISITION
-------------------
Powell Resources, Inc.                                                             134,477
Thomas O. Goldsworthy                                                               74,099
The Langestroth Family Limited I                                                     5,489
James B. Tollerton                                                                   5,489

SNYDER OIL SHARE ACQUISITION
----------------------------
Eric M. Stroud                                                                       6,273
William S. Fagan                                                                    26,722
Marshall B. Payne                                                                   47,422
Edward W. Rose                                                                      32,669
R. Todd Rankin                                                                       3,136
James H. McCuistion                                                                 62,718
WPM Exploration, Inc.                                                               16,356
William P. Mills                                                                    10,451


                                                                                                        SHARES OF COMMON
                                                                                SHARES OF COMMON          STOCK TO BE
                                        RELATIONSHIP                              STOCK BEING             ACQUIRED ON
                                        ------------                               REGISTERED             EXERCISE OF
                                                                                   ----------               WARRANTS
                                                                                                            --------
                  NAME
                  ----

WPM Exploration, Inc. Profit Sharing                                                39,962
 Plan
Ann Quentin White                                                                   18,696
Elizabeth White                                                                     18,695
Cardinal Investors, L. P.                                                           13,278

FIRST PRIVATE SALE
------------------
Teri Adair Birdsall                                                                 10,000
Coronado Mining & Minerals                                                           5,175
Leslie W. Cundiff                                                                   16,666
William P. Mills, III                                                                2,405
William P. Mills, III, as
Custodian for Elizabeth F. Mills, Minor                                                480
William P. Mills, III, as
Custodian for Ashley B. Mills, Minor                                                   480
William P. Mills, III, as
Custodian for William P. Mills, IV,
 Minor                                                                                 480
William P. Mills, III, as
Custodian for David M. Mills, Minor                                                    480
William P. Mills, III, as
Custodian for Olivia C. Mills, Minor                                                   480
William P. Mills, III,
Trustee U/A DTD 1/1/79
WPM Exploration, Inc.
Profit Sharing Plan                                                                 10,010

WPM Exploration, Inc.                                                               10,010

E.R. Duke                                                                            3,333

Robert J. Paradiso & Copper L. Paradiso                                              4,000

James W. McCartney                                                                   8,333

                                                                                                        SHARES OF COMMON
                                                                                SHARES OF COMMON          STOCK TO BE
                                        RELATIONSHIP                              STOCK BEING             ACQUIRED ON
                                        ------------                               REGISTERED             EXERCISE OF
                                                                                   ----------               WARRANTS
                                                                                                            --------
                  NAME
                  ----
SECOND PRIVATE SALE
-------------------
James D. & Donna D. Edgeworth, Jr.                                                   5,208                      521
Elwood W. Shafer                                                                     5,000                      500
Breene M. Kerr                                                                      26,041                    2,604
Vincent J. Dowling, Jr.                                                             31,250                    3,125
Michael D. Bodino                                                                    3,750                      375
Leslie W. Cundiff                                                                   20,833                    2,083
Mark W. & Cathryn L. Kellstom                                                        4,167                      417
John H. Foster                                                                      20,833                    2,083
John J. Mack                                                                        20,833                    2,083
The Six Investors                                              (5)                   2,083                      208
Richard C. Nelson                                                                   10,416                    1,042
Offense Group Associates, L.P.                                                      83,333                    8,333
Kayne, Anderson Offshore Limited                                                    20,833                    2,083
Dominion Financial Group International, LDC                                         20,833                    2,083
C. Rand Michaels & Joyce L. Michaels                                                 5,208                      521
Francis J. Reinhardt, Jr.                                                           20,833                    2,083
Charles E. Ramsey, Jr. & Carletta G. Ramsey                                         13,958                    1,396
Delaware Charter Guarantee & Trust Co.,
      David S. Nagelberg IRA                                                        46,667                    4,667
Delaware Charter Guarantee & Trust Co., FBO
      Ronald I. Heller - IRA                                                        46,667                    4,667
Rosario S. Ilacqua                                                                   3,125                      313
Dennis L. Adams                                                                     10,417                    1,042
William J. Ross & Mary Lillian Ross JTWROS                                          10,417                    1,042
Norville Oil Co., L.L.C.                                                            31,250                    3,125
Amelie M. Porter                                                                     5,208                      521
Michael M. Weisbrot & Susan R. Weisbrot,
       JTWROS                                                                       10,417                    1,042
IDC Energy Corporation                                                              52,100                    5,210

                                                                                                        SHARES OF COMMON
                                                                                SHARES OF COMMON          STOCK TO BE
                                        RELATIONSHIP                              STOCK BEING             ACQUIRED ON
                                        ------------                               REGISTERED             EXERCISE OF
                                                                                   ----------               WARRANTS
                                                                                                            --------
                  NAME
                  ----
J. Hugh Roff, Jr.                                                                   41,666                    4,167
Gene P. Morrell                                                                     12,500                    1,250
F.B. Whittemore                                                                     20,833                    2,083
Centennial Energy Partners L.P.                                                     62,500                    6,250
Tercentennial Energy Partners, L.P.                                                 62,500                    6,250
William P. Mills III                                                                 5,208                      521
J. Hawley Wilson, Jr.                                                                5,208                      521
Boatman's Trust Co. J. Hawley Wilson,
 Jr. IRA                                                                             5,208                      521
Thomas F. Doyle                                                                     41,667                    4,167
Jonathan R. Longley                                                                 62,500                    6,250
Leonard Jaffe & Elaine J. Jaffe                                                      5,208                      521
EOS Partners, L.P.                                                                  52,083                    5,208
John Robert Porter                                                                  10,416                    1,042
Sterling McKittrick, Jr.                                                             3,125                      313
Patricia L. Lorusso & Ralph F. Lorusso                                               5,208                      521
Barbara A. & John R. Everett                                                           666                       67
WPM Exploration, Inc. Profit Sharing
 Plan                                                                                5,208                      521

HICKMAN LEASEHOLD ACQUISITION
-----------------------------
William H. Price                                                                     1,035
Robert W. Carter                                                                       236
Patwell Oil & Gas Company                                                              212
Mary Lou Coleman                                                                       188
Billy G. Holcomb                                                                        47
Charles H. Lehne                                                                        47
William H. Price, Jr.                                                                   60
Michael R. Price                                                                        60

                                                                                                        SHARES OF COMMON
                                                                                SHARES OF COMMON          STOCK TO BE
                                        RELATIONSHIP                              STOCK BEING             ACQUIRED ON
                                        ------------                               REGISTERED             EXERCISE OF
                                                                                   ----------               WARRANTS
                                                                                                            --------
                  NAME
                  ----

EXPLOITATION AGREEMENT
----------------------
Frederick B. Whittemore                                                                                       8,332
Johnathan R. Longley                                                                                          6,250
Breene M. Kerr                                                                                                5,208
Mort Swinsky                                                                                                  4,167
Thomas F. Doyle                                                                                               4,167
J. Hugh Roff, Jr.                                                                                             4,167
Vincent J. Dowling, Jr.                                                                                       3,125
Norville Oil Co., L.L.C.                                                                                      3,125
Richard C. Nelson                                                                                             2,083
Gene P. Morrell                                                                                               1,667
Charles E. Ramsey, Jr.                                                                                        1,375
John Robert Porter                                                                                            1,042
                                                                                                            -------
             Totals                                                                1,677,459                154,175
                                                                                   =========                =======

----------------------------------------
    (1) Mr. Harvey received 4,955 shares as compensation for services as a director.

    (2) Mr. Nicoletti purchased 5,833 shares in the Second Private Sale for $4.80 per share and also received Warrants to acquire and additional 583 shares. Mr. Nicoletti also purchased 20,833 shares in the Second Private Sale through his IRA. His IRA received Warrants in the Second Private Sale to acquire an additional 2,083 shares. Mr. Nicoletti also received 7,779 shares as compensation for services as a director.

    (3) Mr. Peak received 4,956 shares as compensation for services as a director.

    (4) Mr. Robinson purchased 26,667 shares in the Second Private Sale at $4.80 per share and also received Warrants to acquire an additional 2,667 shares. Mr. Robinson also received 8,602 shares as compensation for services as a director and as CEO of the Company.

    (5) Mr. Wilson purchased 52,083 shares in the Second Private Sale for $4.80 per share and also received Warrants to acquire an additional 5,208 shares. Mr. Wilson will receive Warrants to acquire 5,292 additional shares under the Exploitation Agreement. Mr. Wilson received 75 shares as compensation for services as a director. An additional 417 shares and 42 Warrants are shown opposite Mr. Wilson's name above to reflect his 1/6 interest in a total of 2,500 shares and 250 Warrants held by The Six Investors partnership.

    (6) Petroleum Financial, Inc. received 7,556 shares as compensation for accounting services. Petroleum Financial, Inc. is controlled by Jeffrey
        L. Stevens, a director and officer of the Company.

    (7) Mr. Savoie purchased 2,500 shares in the Second Private Sale at $4.80 per share and received Warrants to acquire an additional 250 shares. He also received 2,688 shares as compensation for services as an officer of the Company.

    (8) Nicoletti & Company Inc. received 8,982 shares as compensation for investment banking services rendered in connection with the Second Private Sale. Nicoletti & Company Inc. is wholly owned by William P. Nicoletti.

                             PLAN OF DISTRIBUTION

     This Prospectus relates to (i) 1,677,459 shares of Common Stock that may be offered from time to time by the Selling Shareholders, and (ii) 154,175 shares of Common Stock that may be issued under Warrants issued in connection with the Second Private Sale and pursuant to the Exploitation Agreement and that may thereafter be sold by the holders thereof. The Company will receive proceeds from the issuance of Common Stock upon exercise of the Warrants, but no part of the proceeds of sales of Common Stock sold by the holders thereof. See "Selling Shareholders."

     A total of 154,175 shares of Common Stock offered hereby may be issued to the Selling Shareholders upon the exercise of the Warrants. The Selling Shareholders could then sell the shares of Common Stock directly to purchasers at or near market prices prevailing at the time of sale. The Warrants have not been and are not being registered, however the underlying shares of Common Stock that will be issued upon the exercise of the Warrants by the holder or the transferee are being registered hereby.

     The Selling Shareholders may sell all or a portion of the shares of Common Stock offered by this Prospectus from time to time (i) on the American Stock Exchange or the Boston Stock Exchange at prices reasonably related to the prices of the Common Stock prevailing at the time of sale, (ii) otherwise than on the American Stock Exchange or the Boston Stock Exchange in negotiated transactions (which may include the pledge or hypothecation of some or all of the shares), at fixed prices that may be changed, at market prices prevailing at the time of sale or at prices reasonably related thereto or at negotiated prices, or (iii) by a combination of the foregoing methods. In addition, a Selling Shareholder may deliver shares of Common Stock offered by this Prospectus from time to time to cover short sales made by such Selling Shareholder. The Selling Shareholders may effect the transactions by selling the shares of Common Stock to or through brokers and the brokers may receive compensation in the form of commissions from the Selling Shareholders. The Selling Shareholders and any broker, dealer or agent executing sell orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by the broker, dealer or agent and the profit on any resale of the shares of Common Stock may be deemed to be underwriting commissions under the Securities Act.

     In effecting the sale of the shares of Common Stock offered by this Prospectus, a Selling Shareholder who is participating in a distribution, as defined in Regulation M under the Exchange Act, will be required to comply with Rule 102 of Regulation M. Rule 102 will require such Selling Shareholder, as well as any person who acts in concert with the Selling Shareholder, and the broker, if any, who sells the shares on behalf of the Selling Shareholder, to suspend all purchases of shares of the Common Stock at least one and possibly five business days prior to and until completion of the Selling Shareholder's participation in the distribution. Because some of the Selling Shareholders may be deemed to be affiliates of the Company under the Exchange Act, Rule 102, if applicable, will also require the Company and all persons who are in a control relationship with the Company to suspend all purchases of the Company's Common Stock at least one and possibly five business days prior to and until completion of an affiliate Selling Shareholder's participation in a distribution. When considered appropriate by the Company, the Company will require the Selling Shareholders and each of their underwriters, brokers, or dealers, if applicable, to provide a letter that evidences inapplicability of or represents compliance with Rule 102 before the Company will authorize the transfer of the Selling Shareholders' shares of Common Stock.

     The Company has agreed to indemnify those Selling Shareholders who are parties to Registration Rights Agreements with the Company against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of Amerac Energy Corporation for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation or any offer to buy by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table indicates the expenses to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement, other than underwriting discounts and commissions. The Company will pay all the expenses.


    SEC registration fee            $ 3,447
    Blue sky fees                    20,000
    Accounting fees and expenses      5,000
    Legal fees and expenses          20,000
    Miscellaneous                     5,553
                                    -------

    Total                           $54,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company has authority under (S)145 of the General Corporation Law of Delaware to indemnify its officer and directors to the extent provided in the statute. Article Sixteenth of the Company's Certificate of Incorporation provides for indemnification of directors and officers to the full extent permitted by the General Corporation Law of Delaware.

     The Company intends to continue to maintain insurance against any liability incurred by its officers and directors in defense of any actions to which they are made parties by reason of their positions as officers and directors.

     The Company's Certificate of Incorporation also limits or eliminates a director's liability for monetary damages to the Company or its stockholders for acts or omissions in the directors capacity as a director.

ITEM 16.  EXHIBITS

     The following exhibits are filed as a part hereof:

     4(i).1 Certificate of Incorporation of Wolverine Exploration Company (incorporated by reference as Exhibit 3-(1) to the Company's Registration Statement No. 33-21824 filed May 13, 1988).

     4(i).2 Amendment to Certificate of Incorporation of Wolverine Exploration Company dated September 12, 1988 (incorporated by reference as
             Exhibit 3-(1)(a) to the Company's Registration Statement No. 33-24429 filed September 28, 1988).

     4(i).3 Amendment to Certificate of Incorporation of Wolverine Exploration Company dated March 28, 1995 (incorporated by reference to Annex IV to Exhibit (a)(1) to Schedule 13E-4, dated November 15, 1994).

     4(i).4 Amendment to Certificate of Incorporation of Amerac Energy Corporation dated July 12, 1996 (incorporated by reference to
             Exhibit 4(i).4 to the Company's Current Report on Form 8-K dated February 28, 1997).

     4(i).5 Amendment to Certificate of Incorporation of Amerac Energy Corporation dated July 12, 1996 (incorporated by reference to
             Exhibit 4(i).5 to the Company's Current Report on Form 8-K dated February 28, 1997).

     4(i).6 Amendment to Certificate of Incorporation of Amerac Energy Corporation dated November 21, 1996 (incorporated by reference to
             Exhibit 4(i).6 to the Company's Current Report on Form 8-K dated February 28, 1997).

     4(i).7 Corporate Bylaws (incorporated by reference to Exhibit C to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1987, File No. 0-5003).

     4(i).8 Warrant Agreement, dated November 18, 1996, between Amerac Energy Corporation and Petroleum Financial, Inc.

     4(i).9 Form of Warrant (included as Exhibit I to the Warrant Agreement referred to in Exhibit to 4(i).8)

     4(i).10 Registration Rights Agreement, dated November 18, 1996, between
             Amerac Energy Corporation and the party identified therein. A document identical to this document, except for the name of the Holder and the Holder's address for notices, was entered into by the Company with each purchaser in the Second Private Sale. Substantially identical documents also exist between the Company and the persons or entities involved in the Fremont Acquisition (see Exhibit 10-(10) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995) and certain of the purchasers of the Company's capital stock in the Snyder Oil Share Acquisition.

     4(i).11 Exploitation Agreement, dated effective January 1, 1997, between
             Amerac Energy Corporation and the parties identified therein (incorporated by reference to Exhibit 4(i).8 to the Company's Current Report on Form 8-K dated February 28, 1997).

     4(i).12 Form of Warrant Agreement (included as Exhibit VI to the
             Exploitation Agreement referred to in Exhibit 4(i).11).

     4(i).13 Form of Warrant (included as Exhibit I to the Warrant Agreement referred to in Exhibit 4(i).12).

     4(i).14 Form of Registration Rights Agreement (included as Exhibit VII to the Exploitation Agreement referred to in Exhibit 4(i).11).

     5       Opinion of Cantey & Hanger, L.L.P.

     23.1    Consent of Price Waterhouse LLP

     23.2    Consent of Cantey & Hanger, L.L.P. (included in opinion,
             Exhibit 5)

     24 Power of Attorney (included on the signature page of the Registration Statement)

ITEM 17.  UNDERTAKINGS


     A. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1) (ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on the 4th day of April, 1997.



                                  Amerac Energy Corporation



                                  By:
                                     ------------------------------------------
                                     Vice President, Chief Financial Officer
                                      and Secretary

                               POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the undersigned hereby constitutes and appoints Richard
B. Hallett his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all documents (including pre- and post-effective amendments in connection with this Registration Statement), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting onto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.


SIGNATURE                    TITLE                                  DATE


----------------------       Director, President and Chief
Jeffrey B. Robinson          Executive Officer                      ------------
                             (Principal Executive Officer)



----------------------       Vice President, Chief Financial        ------------
Richard B. Hallett           Officer and Secretary
                             (Principal Financial Officer and
                             Principal Accounting Officer)


-----------------------      Director and Assistant Secretary       ------------
Jeffrey L. Stevens




---------------------        Director                               ------------
Walter C. Wilson




---------------------        Director                               ------------
Kenneth R. Peak

                                 EXHIBIT INDEX


     4(i).1 Certificate of Incorporation of Wolverine Exploration Company (incorporated by reference as Exhibit 3-(1) to the Company's Registration Statement No. 33-21824 filed May 13, 1988).


     4(i).2 Amendment to Certificate of Incorporation of Wolverine Exploration Company dated September 12, 1988 (incorporated by reference as
             Exhibit 3-(1)(a) to the Company's Registration Statement No. 33-24429 filed September 28, 1988).


     4(i).3 Amendment to Certificate of Incorporation of Wolverine Exploration Company dated March 28, 1995 (incorporated by reference to Annex IV to Exhibit (a)(1) to Schedule 13E-4, dated November 15, 1994).


     4(i).4 Amendment to Certificate of Incorporation of Amerac Energy Corporation dated July 12, 1996 (incorporated by reference to
             Exhibit 4(i).4 to the Company's Current Report on Form 8-K dated February 28, 1997).


     4(i).5 Amendment to Certificate of Incorporation of Amerac Energy Corporation dated July 12, 1996 (incorporated by reference to
             Exhibit 4(i).5 to the Company's Current Report on Form 8-K dated February 28, 1997).


     4(i).6 Amendment to Certificate of Incorporation of Amerac Energy Corporation dated November 21, 1996 (incorporated by reference to
             Exhibit 4(i).6 to the Company's Current Report on Form 8-K dated February 28, 1997).


     4(i).7 Corporate Bylaws (incorporated by reference to Exhibit C to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1987, File No. 0-5003).


     4(i).8 Warrant Agreement, dated November 18, 1996, between Amerac Energy Corporation and Petroleum Financial, Inc.


     4(i).9 Form of Warrant (included as Exhibit I to the Warrant Agreement referred to in Exhibit to 4(i).8)


     4(i).10 Registration Rights Agreement, dated November 18, 1996, between
             Amerac Energy Corporation and the party identified therein. A document identical to this document, except for the name of the Holder and the Holder's address for notices, was entered into by the Company with each purchaser in the Second Private Sale. Substantially identical documents also exist between the Company and the persons or entities involved in the Fremont Acquisition (see Exhibit 10-(10) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995) and certain of the purchasers of the Company's capital stock in the Snyder Oil Share Acquisition.


     4(i).11 Exploitation Agreement, dated effective January 1, 1997, between
             Amerac Energy Corporation and the parties identified therein (incorporated by reference to Exhibit 4(i).8 to the Company's Current Report on Form 8-K dated February 28, 1997).


     4(i).12 Form of Warrant Agreement (included as Exhibit VI to the
             Exploitation Agreement referred to in Exhibit 4(i).11).


     4(i).13 Form of Warrant (included as Exhibit I to the Warrant Agreement referred to in Exhibit 4(i).12).


     4(i).14 Form of Registration Rights Agreement (included as Exhibit VII to the Exploitation Agreement referred to in Exhibit 4(i).11).


     5       Opinion of Cantey & Hanger, L.L.P.


     23.1    Consent of Price Waterhouse  LLP


     23.2    Consent of Cantey & Hanger, L.L.P. (included in opinion, Exhibit
             5)


     24 Power of Attorney (included on the signature page of the Registration Statement)

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